CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 002-59311 on Form N-1A of our reports dated May 26, 2011, relating to the financial statements and financial highlights of BIF Money Fund and Master Money LLC, BIF Government Securities Fund and Master Government Securities LLC, and BIF Treasury Fund and Master Treasury LLC, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended March 31, 2011. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 25, 2011